Exhibit 5.1

DAVID A. GARBUS One Boston Place Boston, MA 02108-4404 Main (617) 557-5900 Fax (617) 557-5999 dgarbus@rc.com Direct (617) 557-5955

December 9, 2003

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:
Vaso Active Pharmaceuticals, Inc.
Registration Statement on Form SB-2 for 172,500 Shares of Class A
Common Stock

Ladies and Gentlemen:

        We have acted as legal counsel to Vaso Active Pharmaceuticals, Inc., a Delaware corporation (the "Company"), in connection with the proposed issuance and sale of up to 172,500 Shares (the "Shares") of the Company's Class A common stock (the "Class A Common Stock") $.0001 par value per share, pursuant to the Company's Registration Statement on Form SB-2 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") under Rule 462(b) as promulgated by the Commission under the Securities Act of 1933 as amended (the "Securities Act"), to which this Opinion Letter (the "Opinion Letter") is filed as Exhibit 5.1. The Shares include 22,500 shares of Class A Common Stock which the several underwriters, represented by Kashner Davidson Securities Corp., as Representative, have the option to purchase to cover over-allotments, if any. Unless otherwise indicated, capitalized terms used herein shall have the meanings ascribed thereto in the Registration Statement.

        In connection with the opinion expressed herein, we have examined originals or copies, certified or otherwise identified to our satisfaction as true, correct and complete, of such agreements, instruments, documents and records in each case as we have deemed necessary or appropriate for the purposes of expressing the opinion set forth in this Opinion Letter.

        The opinion expressed herein is limited to the laws of the Commonwealth of Massachusetts, the Delaware General Corporation Law, including all provisions of the Delaware Constitution applicable thereto and reported judicial decisions interpreting the Delaware General Corporation Law, and to Federal law of the United States of America.

        Based upon and subject to the foregoing, we are of the opinion that the Shares identified in the above-reference Registration Statement will be, upon effectiveness of the Registration Statement and receipt by the Company of payment therefor, validly authorized, legally issued, fully paid and non-assessable.

        We consent to the filing of this Opinion Letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm wherever it appears in said Registration Statement, including the Prospectus constituting a part thereof as originally filed or as subsequently amended. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the Commission promulgated thereunder, or Item 509 of Regulation S-B.

        The opinion expressed herein is rendered as of the date hereof, and we disclaim any undertaking to advise you hereafter of developments hereafter occurring or coming to our attention, whether or not the same would (if now existing or known to us) require any change or modification herein.

        The opinion expressed in this Opinion Letter is limited solely to the matters expressly set forth above. No other opinions are intended, nor should any other opinion be inferred herefrom.

Very truly yours, ROBINSON & COLE LLP
By:	/s/ DAVID A. GARBUS David A. Garbus, a Partner